Exhibit 10.4

EMPLOYMENT AGREEMENT

          AGREEMENT, made and entered into as of this ____ day of June, 2006, by and between, Security Capital Assurance Ltd, a Bermuda corporation (the “Company”), and Paul S. Giordano (the “Executive”).

          WHEREAS, the Executive has been employed by XL Capital Ltd as its Executive Vice President, Chief Executive of the Financial Products & Services Operations, which has included the business of the Company;

          WHEREAS, the Executive and the Company desire that the Executive cease to be an employee of XL Capital Ltd and become the President and Chief Executive Officer of the Company on the terms and subject to the conditions set forth herein, effective upon the consummation of the initial public offering of the common stock of the Company (the “IPO”);

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company, and the Executive (the “Parties”) agree as follows:

          1.     EMPLOYMENT.

          The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the term of this Agreement as set forth in Section 2, below, in the position and with duties and responsibilities set forth in Section 3, below, and upon such other terms and conditions as are hereinafter stated.

          2.     TERM OF EMPLOYMENT.

          The stated term of employment under this Agreement shall commence at the time of consummation of the IPO (the “Date of the Agreement”) and shall continue through the close of business on the third anniversary of the Date of the Agreement, subject to earlier termination as provided in Section 8, below, and extension as provided in the next succeeding sentence. On the third anniversary of the Date of the Agreement and on each anniversary thereafter, the stated term of employment shall be automatically extended for an additional one year unless the Company gives notice in writing to the Executive or the Executive gives notice in writing to the Company at least three months prior to such anniversary that the term is not to be so extended.

          3.     POSITIONS, DUTIES AND RESPONSIBILITIES.

          (a)    General. The Executive shall be employed as President and Chief Executive Officer of the Company. In such position, the Executive shall have the duties, responsibilities and authority normally associated with the office, position and titles of such an officer of a financial guaranty company, or holding company, whose shares are publicly traded in the United States. In carrying out his duties and responsibilities, the Executive shall report to the Board of Directors of the Company. It is the intention of the parties that the Executive will serve as a member of the Board of Directors of the Company. During the term of this Agreement, the Executive shall also serve as the President and Chief Executive Officer of SCA Holdings US

Inc., the Chief Executive Officer of XL Capital Assurance Inc. and as a member of the Board of Directors of XL Financial Assurance Ltd. During the term of this Agreement, the Executive shall devote his full business time to the business and affairs of the Company and its subsidiaries, and shall use his best efforts, skills and abilities to promote the interests of the Company and its subsidiaries; provided, however, the Executive may serve on up to two boards of directors of other entities, so long as such service does not interfere with the Executive’s performance of his duties hereunder or result in any conflict of interest with the Company.

          (b)     Performance of Services. The Executive’s services under this Agreement, which are global in nature, shall be performed either in the greater New York City metropolitan area or Bermuda, as reasonably requested by the Company in accordance with the guidelines established by the Company from time to time for the location of the performance of services on behalf of the Company and its subsidiaries. The Executive acknowledges that the Company may require the Executive to travel to the extent such travel is reasonably necessary to perform the services hereunder and that such travel may be extensive. To the extent reasonably requested by the Company, the Executive shall allocate greater business time to a location other than his principal business location, if necessary.

          4.     BASE SALARY.

          The Executive shall be paid a Base Salary by the Company not less than US$600,000, payable in accordance with the Company’s regular pay practices. Such Base Salary shall be subject to annual review in accordance with the Company’s practices for executives as in effect from time to time and may be increased at the discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).

          5.     BONUSES.

          In addition to the Base Salary provided for in Section 4, above, the Executive shall be eligible for an annual cash bonus under the Company’s Annual Incentive Compensation Plan as in effect from time to time, with an annual target bonus equal to 200% of the Executive’s Base Salary. The Executive may be awarded such annual bonuses thereunder as may be approved by the Compensation Committee based on corporate, individual and business unit performance measures, as appropriate, established or approved from time to time, by the Compensation Committee. Any annual bonus shall be paid in cash in a lump sum no later than March 15 following the year for which the annual bonus is paid, unless deferred at the Executive’s option in accordance with the provisions of any applicable deferred compensation plan of the Company or it subsidiaries in effect from time to time and in compliance with Section 409A of the Code. Nothing in this Section 5 shall confer upon the Executive any right to a minimum annual bonus.

          6.     EMPLOYEE BENEFIT PROGRAMS.

          During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in all employee retirement, pension, welfare and benefit programs of the Company as are in effect from time to time and in which similarly situated senior executives of the Company are eligible to participate.

          7.     BUSINESS EXPENSE REIMBURSEMENT AND FRINGE BENEFITS.

          During the term of the Executive’s employment under this Agreement, the Executive shall be entitled to participate in the Company’s travel and entertainment expense reimbursement programs and its executive fringe benefit plans and arrangements, all in accordance with the terms and conditions of such programs, plans and arrangements as in effect from time to time as applied to the Company’s similarly situated executives.

          8.     TERMINATION OF EMPLOYMENT.

          (a)     Termination due to Death. In the event the Executive dies during the term of employment hereunder, the Executive’s spouse, if the spouse survives the Executive, (or, if the Executive’s spouse does not survive him, the estate or other legal representative of the Executive) shall be entitled to receive the Base Salary as provided in Section 4, above, at the rate in effect at the time of Executive’s death, to be paid in accordance with the Company’s regular payroll practices, through the end of the sixth month after the month in which the Executive dies. In addition to the above, the estate or other legal representative of the Executive shall be entitled to:

          (i)     any annual bonus awarded in accordance with the Company’s bonus program but not yet paid under Section 5, above, to be paid at the time such bonus would otherwise be due under the applicable program, and reimbursement of business expenses incurred prior to death in accordance with Section 7(a) above,

          (ii)     within 45 days after the date of death, a pro rata bonus for the year of death in an amount determined by the Compensation Committee, but in no event less than a pro rata portion of the Executive’s average annual bonus for the immediately preceding three years (or the period of the Executive’s employment with the Company, if less),

          (iii)     the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive determined in accordance with the terms thereof,

          (iv)     for a period of six months following the Executive’s death, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive’s dependents, if any, under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the dependents) as is then in existence for other executives during the coverage period; provided, that, if the Executive’s dependents cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted, and

          (v)     the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6, above, determined in accordance with the applicable terms and provisions of such programs.

          (b)     Termination due to Disability. In the event the Executive’s employment hereunder is terminated due to his disability, as determined under the Company’s long-term disability plan, the Executive shall be entitled to:

          (i)     the Base Salary as provided in Section 4, above, through the end of the sixth month after the month in which the Executive’s employment terminates due to disability, to be paid in accordance with the Company’s regular payroll practices,

          (ii)     any annual bonus awarded in accordance with the Company’s bonus program but not yet paid under Section 5, to be paid at the time such bonus would otherwise be due under the applicable program, and reimbursement of business expenses incurred prior to termination of employment in accordance with Section 7(a) above,

          (iii)     within 45 days after the date of termination, a pro rata bonus for the year of termination in an amount determined by the Compensation Committee, but in no event less than a pro rata portion of the Executive’s average annual bonus for the immediately preceding three years (or the period of the Executive’s employment with the Company, if less),

          (iv)     the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof,

          (v)     for a period of six months following the termination of the Executive’s employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive’s dependents, if any) under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; provided, that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted; provided further, however, that, in the event the Executive becomes re-employed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and

          (vi)     the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6 above, determined in accordance with the applicable terms and provisions of such programs.

           (c)     TERMINATION FOR CAUSE.

(i) The employment of the Executive under this Agreement may be terminated by the Company for Cause, such termination to be effective upon the

Company giving the Executive written notice of termination in accordance with the provisions of this Agreement. For this purpose, “Cause” shall mean:

(A)	conviction of the Executive of a felony involving moral turpitude, dishonesty or laws to which the Company or its Affiliates are subject in connection with the conduct of its or their business;

(B)	the Executive, in carrying out his duties for the Company under this Agreement, has been guilty of (1) willful misconduct or (2) substantial and continual refusal by the Executive to perform the duties assigned to the Executive pursuant to the terms hereof; provided, however, that any act or failure to act by the Executive shall not constitute Cause for purposes of this Section 8(c)(i)(B) if such act or failure to act was committed, or omitted, by the Executive in good faith and in a manner he reasonably believed to be in the overall best interests of the Company, as the case may be. The determination of whether the Executive acted in good faith and that he reasonably believed his action to be in the Company’s overall best interest, as the case may be, will be in the reasonable and good faith judgment of the Compensation Committee and/or the Audit Committee; or

(C)	the Executive’s continued willful refusal to obey any lawful policy or requirement duly adopted by the Company Board and the continuance of such refusal after receipt of written notice.

(ii) In the event of a termination for Cause under Section 8(c)(i), above, the Executive shall be entitled only to:

(A)	Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment for Cause, through the date on which termination for Cause occurs, to be paid in accordance with the Company’s regular payroll practices,

(B)	the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof, and

(C)	the vested accrued benefits, if any, under employee benefit programs of the Company, as provided in Section 6, above, and re-imbursement of properly incurred unreimbursed business expenses under the business expense reimbursement program as described in Section 7, above, determined in accordance with the applicable terms and provisions of such employee benefit and expense reimbursement programs; provided that the Executive shall not be entitled to any such benefits unless the terms and provisions of such programs expressly state that the Executive shall be entitled thereto in the event his employment is terminated for Cause (as defined in this Agreement or otherwise).

(d)     TERMINATION WITHOUT CAUSE.

     (i)     Anything in this Agreement to the contrary notwithstanding, the Executive’s employment may be terminated by the Company without Cause as pro vided in this Section 8(d). A termination due to death or disability, as described Section 8(a) or (b), above, or a termination for Cause, as described in Section 8(c), above, shall not be deemed a termination without Cause under this Section 8(d). For the avoidance of doubt, if a notice of non-renewal of this Agreement pursuant to Section 2 is issued by the Company and, within six (6) months there after, a written notice is issued (x) by the Company to the Executive of its intention to terminate the employment relationship with Executive at the end of the Term or (y) by the Executive to the Company of Executive’s intention to terminate the employment relationship with the Company at the end of the Term, the termination of the Executive’s employment at the end of the Term shall be considered a termination by the Company without Cause hereunder.

     (ii)     In the event the Executive’s employment is terminated by the Company without Cause (x) prior to a Change in Control (other than as provided in last paragraph of Section 8(d)(iii), in which case the provisions of Section 8(d)(iii) shall apply in lieu of this Section 8(d)(ii)) or (y) following the Post-Change Period (as hereinafter defined), the Executive shall be entitled to:

(A)	Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment without Cause, through the date on which termination without Cause occurs, to be paid in accordance with the Company’s regular payroll practices,

(B)	provided the Executive executes and does not revoke a reasonable general release of employment liability claims against the Company and its affiliates in form and substance satisfactory to the Company, a cash lump sum payment made within 30 days after termination of employment equal to (x) two times the Executive’s annual Base Salary, at the annual rate in effect in accordance with Section 4, above, immediately prior to such termination and (y) one times the higher of the targeted annual bonus for the year of such termination, if any, or the average of the Executive’s annual bonus payable by the Company or its subsidiaries for the three years immediately preceding the year of termination (or such shorter period during which the Executive has been employed by any of such entities),

(C)	any annual bonus awarded in accordance with the Company’s bonus program but not yet paid under Section 5, above, to be paid at the time such bonus would otherwise be due under the applicable program, and reimbursement of business expenses incurred prior to termination of employment in accordance with Section 7(a) above,

(D)	the rights under any options to purchase equity securities of the Company or other rights with respect to equity securities of the Company, including any restricted stock or other securities, held by the Executive, determined in accordance with the terms thereof,

(E)	for a period of twenty-four months following the termination of the Executive’s employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive’s dependents, if any) under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; provided, that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted; provided, however, that, in the event the Executive becomes reem-ployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and

(F)	the vested accrued benefits, if any, under the employee benefit programs of the Company, as provided in Section 6 above, determined in accordance with the applicable terms and provisions of such programs.

      (iii)     In the event the Executive’s employment is terminated by (x) the Company without Cause within the twenty-four month period following a Change in Control (as defined in Exhibit A hereto) (the “Post-Change Period”) or (y) the Executive terminates his employment for “Good Reason” (as defined in Exhibit B hereto) during the Post-Change Period, the Executive shall be entitled to the following, paid in the case of amounts set forth in (A), (B), (C) and (D) below within 30 days after termination of employment:

(A)	Base Salary as provided in Section 4, above, at the rate in effect at the time of his termination of employment, through the date on which termination occurs,

(B)	a cash lump sum payment equal to two times the Executive’s annual Base Salary, at the rate in effect in accordance with Section 4, above, or immediately prior to such termination or Change in Control, whichever is greater,

(C)	a cash lump sum payment equal to two times the higher of (i) the average annual bonus awarded to the Executive by the Company or its subsidiaries in the three years prior to the year in which the Change in Control occurs (or shorter period during which the Executive had been employed by any of such entities) or (ii) the Executive’s target annual bonus for the year of termination,

(D)	an amount equal to (i) the higher of (x) the bonus actually awarded to the Executive by the Company for the year immediately preceding the year in which the Change in Control occurs or (y) the targeted amount of bonus that would have been awarded to the Executive in respect of the year in which the termination of employment occurs, multiplied by (ii) a fraction, the numerator of which is the number of months or fraction thereof in which the Executive was employed by the Company in the year of termination of employment, and the denominator of which is 12,

(E)	options to purchase equity securities of the Company or other rights with respect to equity securities of the Company held by the Executive shall immediately vest in full and shall continue to be exercisable for three years from the date of termination of employment, notwithstanding the Executive’s termination of employment, or the original full term of the option or other right, if shorter,

(F)	for a period of twenty-four months following the termination of the Executive’s employment, continued medical benefit plan coverage (including dental and vision benefits if provided under the applicable plans) for the Executive (and the Executive’s dependents, if any) under the Company’s medical benefit plans upon substantially the same terms and conditions (including cost of coverage to the Executive) as is then in existence for other executives during the coverage period; provided, that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on substantially the same after-tax basis as if continued participation had been permitted; provided, however, that, in the event the Executive becomes reem-ployed with another employer and becomes eligible to receive medical benefits from such employer, the medical benefits described herein shall immediately cease, and

(G)	full and immediate vesting under the Company’s retirement plans as of the date of termination, to the extent permitted by applicable law; provided, however, that if such full and immediate vesting cannot be provided under a retirement plan under applicable law, then economically equivalent benefits shall be provided through arrangements outside the applicable retirement plan.

          Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in (A)-(G) above, if the Executive’s employment with the Company is terminated by the Company (other than for Cause) within one year prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control; provided, however, that in such event, amounts will be payable hereunder only following the Change in Control (and within 10 days thereafter).

(iv)	If, in situations where Section 8(d)(iii) does not apply, at any time during the term of the Executive’s employment hereunder, duties are assigned to the Executive that are materially inconsistent with his position, or the Company does not cure any other material breach by it of any provision of Sections 3 through 7, 14 and 17 of this Agreement within 30 calendar days following written notice of same by the Executive (which written notice must be given within 30 calendar days after such breach), the Executive shall have the right to terminate his employment within 30 calendar days of the Company’s failure to rescind such assignment in accordance with the proviso below or of such failure to cure a breach, as the case may be, and such termination shall be deemed a termination by the Company without Cause under Section 8(d)(ii), above, provided, in the case of assignment of inconsistent duties, the Executive shall have given the Company written notice of his decision within 30 calendar days of such assignment and shall not, within 30 calendar days thereafter, have had the assignment of inconsistent duties rescinded.

          (e)     VOLUNTARY TERMINATION BY THE EXECUTIVE. The Executive may voluntarily terminate his employment prior to the expiration of the term of this Agreement upon at least three months’ prior written notice to the Company, provided such termination shall constitute a voluntary termination and, except as provided in Section 8(d)(iii) or Section 8(d)(iv), above, in such event the Executive shall be limited to the same rights and benefits as applicable to a termination by the Company for Cause as provided in Section 8(c), above. A voluntary termination in accordance with this Section 8(e) shall not be deemed a breach of this Agreement. A termination of the Executive’s employment due to disability or death as described in Section 8(b) or 8(a), above, a termination by the Executive which the Executive is entitled to treat as a termination by the Company pursuant to Section 8(d), above, or a termination by the Executive under Section 8(d)(iv), above, shall not be deemed a voluntary termination within the meaning of this Section 8(e). For the avoidance of doubt, a notice of non-renewal of the Agreement pursuant to Section 2 above issued by the Executive shall not be considered a voluntary termination within the meaning of this Section 8(e).

          9.      EXCISE TAX PAYMENTS.

          (a)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit or accelerated vesting or exercisability of any award) by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision or similar excise tax), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), (ii) the aggregate amount of the Executive’s

Parachute Payments (as defined in Section 280G(b)(2)(A) of the Code) is less than 3.25 times the Executive’s Base Amount (as defined in Section 280G(b)(3)(A) of the Code), and (iii) no such Payment would be subject to the Excise Tax if the payments set forth in Section 8(d)(iii)(B) and (C) hereof were each reduced by up to 20 percent, then the payments set forth in Section 8(d)(iii)(B) and (C) will each be reduced to the smallest extent possible (and in no event by more than 20 percent in the aggregate) such that no Payment is subject to the Excise Tax.

          (b)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) the aggregate amount of the Executive’s Parachute Payments equals or exceeds 3.25 times the Executive’s Base Amount, (ii) the aggregate amount of the Executive’s Parachute Payments is less than 3.25 times the Base Amount but one or more Payments would be subject to the Excise Tax even if the payments set forth in Section 8(d)(iii)(B) and (C) hereof were each reduced by 20 percent, or (iii) notwithstanding a reduction in payments pursuant to Section 9(a) above, an Excise Tax is payable by the Executive on one or more Payments, then, in any such case, Payments shall not be reduced and the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any income or Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.

          (c)     Subject to the provisions of Section 9(d), all determinations required to be made under this Section 9, including determination of whether a Gross-Up Payment is required and of the amount of any such Gross-Up Payment, shall be made by a nationally recognized public accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the date of termination of the Executive’s employment, if applicable, or such earlier time as is reasonably requested. The initial Gross-Up Payment, if any, as determined pursuant to this Section 9(c), shall be paid to the Executive within five business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 9(c) shall be binding upon the Company and the Executive, subject only to payments pursuant to the following sentence based on a determination that additional Gross-Up Payments should have been made, consistent with the calculations required to be made hereunder (the amount of such additional payments are referred to herein as the “Gross-Up Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 9(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

          (d)     The Executive shall notify the Company in writing of any claim by the United States Internal Revenue Service that, if successful, would require the payment by the Executive of any Excise Tax and, therefore, the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 30 business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires, in good faith, to contest such claim (which notice shall set forth the bases for such contest) and that it will bear the costs and provide the indemnification as required by this sentence, the Executive shall, in good faith:

          (i)     give the Company any information reasonably requested by the Company relating to such claim,

          (ii)     take such action in connection with contesting such claim as the Company shall, in good faith, reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive,

          (iii)     cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv)     permit the Company to participate, in good faith, in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of all costs and expenses.

          Without limitation on the foregoing provisions of this Section 9(d), the Company shall, exercising good faith, control all proceedings taken in connection with such contest and, at its sole option (but in good faith), may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option (but in good faith), either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(d)) promptly pay to the Company, as the case may be, the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then any obligation of the Executive to repay such advance shall be forgiven and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         Notwithstanding any provision herein to the contrary, the Executive’s failure to strictly comply with the notice provisions set forth in this Section 9, so long as such failure does not prevent the Company from contesting an excise tax claim, shall not adversely affect the Executive’s rights under this Section 9.

         10.    NO MITIGATION; NO OFFSET.

          In the event of any termination of employment under Section 8, above, the Executive shall be under no obligation to mitigate damages or seek other employment, and, except as expressly set forth herein, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

          11.     NONCOMPETITION AND NONSOLICITATION.

          The Executive represents and warrants that, to the best of his knowledge, he is not using the confidential or proprietary information of any other person in violation of any agreement or rights of others known to him. The Executive agrees that the products of the Company and its Affiliates shall constitute the exclusive property of the Company and its Affiliates.

          For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment (whether or not pursuant to the terms of this Agreement) or under the instructions of the Company or its Affiliates are and shall be the absolute property of the Company and its Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive’s right, title and interest, if any, pertaining to the financial products insurance and reinsurance (including, without limitation, finite insurance and reinsurance), risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related “know-

how”) while employed by the Company or its Affiliates, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.

          Since Executive has obtained and is likely to obtain in the course of Executive’s employment with the Company and its Affiliates knowledge of trade names, trade secrets, knowhow, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Affiliates, and their employees, clients, business or business opportunities, Executive hereby undertakes that:

          (i)     Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) encourage, entice, solicit or endeavor to encourage, entice or solicit away from employment with the Company or its Affiliates, or hire or cause to be hired, any officer or employee of the Company or its Affiliates (or any individual who was within the prior twelve months an officer or employee of the Company or its Affiliates), or encourage, entice, solicit or endeavor to encourage, entice or solicit any individual to violate the terms of any employment agreement or arrangement between such individual and the Company or any of its Affiliates;

          (ii)     Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) interfere with or disrupt or seek to interfere with or disrupt (A) the relationships between the Company and its Affiliates, on the one hand, and any customer or client of the Company and its Affiliates, on the other hand, (including any reinsured party) who during the period of twenty-four months immediately preceding such termination shall have been such a customer or client, or (B) the supply to the Company and its Affiliates of any services by any supplier or agent or broker who during the period of twenty-four months immediately preceding such termination shall have supplied services to any such person, nor will Executive interfere or seek to interfere with the terms on which such supply or agency or brokering services during such period as aforesaid have been made or provided; and

          (iii)     Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder (except solely as a less than one percent stockholder of a publicly traded company), engage in any activities in Bermuda, the United Kingdom or the United States if such activities are competitive with the businesses that (i) are then being conducted by the Company or its Affiliates and (ii) during the period of the Executive’s employment were either being conducted by the Company or its Affiliates or actively being developed by the Company or its Affiliates.

          The provisions of the immediately preceding sentence shall continue as long as the Executive is employed by the Company or its Affiliates and such provisions shall continue in effect after such employment is terminated for any reason under Section 8 until the first anniversary of such termination, provided that if such employment is terminated by the Company under

Section 8(d)(iii) or by the Executive under Section 8(d)(iii), the provisions of clauses (ii) and (iii) shall automatically terminate upon such termination of employment, unless the Company elects, in writing, upon such termination to continue the provisions of clauses (ii) and (iii) in effect through the six-month anniversary of such termination of employment, in which case the Company shall be obligated to pay the Executive, in addition to any of the Executive’s rights under Section 8(d)(iii), a lump sum payment equal to the sum of (x) six months of his Base Salary and (y) one half of the Executive’s average annual bonus payable by the Company or its subsidiaries for the three years (or shorter period of employment by any of such entities) immediately preceding the year of termination, and such lump sum payment shall be made within 30 days following termination of employment.

          For purposes of this Agreement, an “Affiliate” of the Company means any person, directly or indirectly, through one or more intermediaries, controlled by the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.

          The limitations on the Executive set forth in this Section shall also apply to any agent or other representative acting on behalf of Executive.

          While the restrictions aforesaid are stated to be reasonable in all the circumstances it is also recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions or the geographic or other scope thereof shall be adjudged to be void as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or geographic or other area dealt with thereby reduced in scope then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

          Nothing contained in this Section 11 shall limit in any manner any additional obligations to which Executive may be bound pursuant to any other agreement or any applicable law, rule or regulation and Section 11 shall apply, subject to its terms, after employment has terminated for any reason.

          12.     CONFIDENTIAL INFORMATION.

          The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity other than the Company and its Affiliates or disclose to any person, other than an employee of the Company or other person to whom disclosure is necessary to the performance by the Executive of his duties in the employ of the Company, any confidential, proprietary, secret, or privileged information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential proprietary or privileged information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which shall have been obtained by Executive during his employment, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive) or unless he is required to disclose such information by a court or by a governmental body with apparent authority to require such disclosure. The foregoing covenant by the Executive shall be without limitation as to time and geographic application and this Section 12 shall apply in accordance with its terms after employment has terminated for any reason. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the Compensation Committee as evidenced by the signature of the Company’s General Counsel.

          13.     WITHHOLDING.

          Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

           14.     SUBSIDIARY SERVICES AND GUARANTEE.

          (a)     Each of SCA Holdings US Inc, and XL Financial Assurance Ltd. (together, the “Guarantors”) hereby agrees to be jointly and severally liable, together with the Company, for the performance of all obligations and duties, and the payment of all amounts, due to the Executive under this Agreement.

          (b)     All of the terms and provisions of this Agreement relating to the Executive’s employment by the Company shall likewise apply mutatis mutandis to the Executive’s employment by any of its subsidiaries, it being understood that if the Executive’s employment with the Company is terminated, his employment with its subsidiaries shall also be terminated and the Executive shall be required to resign immediately from all directorships and other positions held by the Executive in the Company and its subsidiaries or in any other entities in respect of which the Executive was acting as a representative or designee of the Company or its subsidiaries in connection with his employment.

          15.     ENTIRE AGREEMENT.

          This Agreement, together with the Exhibits, contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company and the Executive with respect thereto.

           16.     ASSIGNABILITY; BINDING NATURE.

          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his right to compensation and benefits hereunder, which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

          17.     INDEMNIFICATION.

          The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law and its charter documents. In addition, he shall be covered by a directors’ and officers’ liability policy with coverage for all directors and officers of the Company in an amount equal to at least US$25,000,000. Such directors’ and officers’ liability insurance shall be maintained in effect for a period of six years following termination of the Executive’s employment for any reason other than pursuant to Section 8(c) or Section 8(e) hereof.

          18.     SETTLEMENT OF DISPUTES.

          (a)     Any dispute between the Parties arising from or relating to the terms of this Agreement or the Executive’s employment with the Company or its Affiliates shall, except as provided in Section 18(b) or Section 18(c), be resolved by binding arbitration held in New York City in accordance with the rules of the American Arbitration Association.

          (b)     Executive acknowledges that the Company and its Affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Section 11 or 12. Accordingly, Executive agrees that the Company and its Affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Section 11 or 12 in any Federal or state court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom, or, at the Company’s or any Affiliate’s election, in any other jurisdiction in which Executive maintains his residence or his principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain such injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail or delivery, addressed to the last address of Executive known to the Company or its Affiliates, or in any other manner authorized by law. Executive further agrees that, in addition to any other remedies available to the Company or its Affiliates by operation of law or otherwise, because of any breach by Executive of his obligations under Section 11 or 12 he will forfeit any and all bonus and rights to any payments to which he might otherwise then be entitled by virtue hereof and such payments may be suspended so long as any good faith dispute with respect thereto is continuing; provided, however, that payments, benefits and other rights and privileges of the Executive under this Agreement following termination of the Executive’s employment during a Post Change Period shall not be forfeited, suspended, offset, diminished or otherwise altered in any way on account of any breach or prospective breach of Section 11, Section 12 or any other provision of this Agreement alleged by the Company.

          (c)     Notwithstanding any other provision of this Agreement, the Executive may elect to resolve any dispute involving a breach or alleged breach of this Agreement following termination of the Executive’s employment during a Post-Change Period in any Federal or State court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom. The Company hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any such actions or proceedings instituted by the Executive, and the Company agrees that process in any or all of such actions or proceedings may be served by registered mail or delivery, addressed to the Company as set forth in Section 22, or in any other manner authorized by law. The Company shall pay all costs associated with any court proceeding under this Section 18(c) without regard to the outcome of such proceeding, including all legal fees and expenses of the Executive, who shall be reimbursed for all such costs promptly upon written demand therefor by the Executive.

          (d)     Each Party shall bear its own costs incurred in connection with any proceeding under Sections 18(a) or 18(b) hereof, including all legal fees and expenses; provided, however, that the Company shall bear all such costs of the Executive (to the extent such costs are reasonable) if the Executive substantially prevails in the proceeding. The Executive shall be reimbursed by the Company for all such reasonable costs promptly upon written demand therefor by the Executive which is made within a reasonable time following the proceeding and is supported by documentation of such costs.

          19.     HOUSING BENEFIT.

          The Executive shall be paid a monthly housing allowance by the Company equal to the amount set forth below through the period ending June 30, 2008. The amount will be paid on a monthly basis at the time regular monthly payroll is paid. The monthly payments for the period ending June 30, 2006 will be $15,000 per month, the payments for the twelve month period beginning July 1, 2006 will be $10,000 per month, and the payments for the twelve month period beginning July 1, 2008 will be $5,000 per month. Notwithstanding the foregoing, payment of the housing allowance set forth herein will cease upon termination of the Executive’s employment with the Company and its Affiliates; provided, however, that if the Executive’s employment is terminated by the Company for any reason other than death or Cause (including by the Company giving notice of nonrenewal under Section 2 above), or if the Executive terminates his employment under Sections 8(b), 8(d)(iii) or 8(d)(iv) above, the Executive will receive, in a single lump sum as soon as practicable after termination of employment, an amount equal to any remaining housing allowance payments scheduled to be paid to the Executive as set forth above for the twenty-four months following such termination of employment. In the event of the death of the Executive during the housing benefit payment period, the spouse or estate of the Executive will continue to receive monthly housing allowance payments through the end of the housing benefit payment period set forth herein or until the principal personal residence purchased by the Executive on July 1, 2005 in Wilton, Connecticut for use by him and his family upon his relocation to the United States (the “Principal Residence”) is sold, whichever is earlier.

          20.     PRINCIPAL RESIDENCE.

          The Company shall reimburse the Executive for any Loss, as computed below, incurred by the Executive on the sale of his Principal Residence if such sale closes on or prior to June 30, 2010 and, except as expressly set forth below, prior to the Executive’s termination of employment with the Company and its Affiliates for any reason other than his death (the period of protection against loss is referred to herein as the “Loss Protection Period”). Any Loss incurred by the Executive during the Loss Protection Period shall be computed as follows: A “Loss” shall mean at any time during the Loss Protection Period, that the purchase price paid by the Executive for the Principal Residence exceeds the higher of (i) the sale price received by the Executive for the Principal Residence during the Loss Protection Period or (ii) the average of two independent appraisals of the fair market value of the Principal Residence as of the date of execution of the purchase and sale agreement for the sale of the Principal Residence by the Executive (one of such independent appraisers shall be selected by the Company and the other shall be selected by the Executive). Such amount shall be paid by the Company to the Executive as soon as practicable following closing of the sale and receipt of the necessary appraisals, and such payment shall be made in accordance with any requirements under Section 409A of the Code, to the extent, if any, that Section 409A is applicable to such payment. Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company for any reason other than death or Cause (including by the Company giving notice of nonrenewal under Section 2 above), or if the Executive terminates his employment under Section 8(b), 8(d)(iii) or 8(d)(iv) above, the Loss Protection Period will not end until the earlier of twenty-four months following such termination of employment or June 30, 2010. In the event the Executive’s employment terminates due to his death, the Loss Protection Period will continue through June 30, 2010 and any amount payable, as set forth above, shall be paid to the Executive’s spouse or estate. The cost of the appraisals required under this Section shall be paid by the Company.

          21.     AMENDMENT OR WAIVER.

          No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except as set forth in Exhibit B, any waiver must be in writing and signed by the Executive or a duly authorized officer of the Company, as the case may be.

          22.     NOTICES.

          Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently by similar process give notice of:

If to the Company:

Security Capital Assurance Ltd
One Bermudiana Road
Hamilton HM11, Bermuda
Att’n: Executive Vice President and
Chief Financial Officer

If to the Executive:

To the last address delivered to
the Company by the Executive in
the manner set forth herein.

          23.    IPO CONTINGENCY.

          For the avoidance of doubt, the effectiveness of this Agreement is contingent upon the consummation of the IPO, and if the IPO is not consummated by December 1, 2006 this Agreement shall be null and void.

          24.     SEVERABILITY.

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          25.     SURVIVORSHIP.

          The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          26.     REFERENCE.

          In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

          27.     GOVERNING LAW.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

          28.     SECTION 409A.

          It is intended that this Agreement will comply with Section 409A of the United States Internal Revenue Code of 1986, as amended (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be inter-

preted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

          29.     HEADINGS.

          The heading of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

           30.     COUNTERPARTS.

           This Agreement may be executed in one or more counterparts.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SECURITY CAPITAL ASSURANCE LTD

By: ___________________________

PAUL S. GIORDANO

______________________________

GUARANTORS:

SCA HOLDINGS US INC

By: ___________________________

XL FINANCIAL ASSURANCE LTD

By: ___________________________

EXHIBIT A

CHANGE IN CONTROL

           For purposes of this Agreement, “Change in Control” shall mean:

          (i)     the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; (iii) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be (unless a Person’s ownership of the acquiring corporation results in that Person directly or indirectly owning 30% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities); or (iv) any acquisition by XL Capital Ltd or its wholly-owned subsidiaries unless, at any time after the Effective Date and prior to such acquisition, XL Capital Ltd and its subsidiaries own less than 30% of the Outstanding Company Voting Securities;

          (ii)     during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

          (iii)     consummation of a reorganization, scheme of arrangement, merger, consolidation or similar transaction (collectively, a “Transaction”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Transaction, do not, following such Transaction, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Transaction in substantially the same proportions as their ownership, immediately prior to such Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

          (iv)     consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

          (v)     approval by the shareholders of the Company of a complete liquidation or dissolution (or similar transaction) of the Company.

EXHIBIT B

GOOD REASON

          For purposes of this Agreement, “Good Reason” shall mean any of the following, unless done with the prior express written consent of the Executive:

          (i)      (A) The assignment to Executive of duties inconsistent with Executive’s position (including duties, responsibilities, status, titles or offices as set forth in Section 3 hereof); or (B) any elimination, diminution or reduction of Executive’s duties or responsibilities except in connection with the termination of Executive’s employment for Cause, disability or as a result of Executive’s death or by Executive other than for Good Reason; and for purposes for this clause (i), the determination of whether there has been a reduction of duties or responsibilities or an assignment of duties inconsistent with the Executive’s position shall take into account the Executive’s duties, responsibilities and position with the ultimate parent of the parent/subsidiary group as a whole which includes the Company;

          (ii)      The (A) reduction in Executive’s Base Salary from the level in effect immediately prior to the Change in Control, or (B) payment of an annual bonus in an amount less than the lesser of (x) the most recent annual bonus paid prior to the Change in Control or (y) the greater of (I) the most recent target bonus, if any, established prior to the Change in Control or (II) the annual average bonus paid for the preceding three complete years prior to the Change in Control (or such lesser number of complete years as the Executive shall have been employed by the Company);

          (iii)      The failure by the Company to obtain the specific written assumption of this Agreement by any successor or assign of the Company or any person acquiring substantially all of the Company’s assets;

          (iv)      Any breach by the Company of any provision of this Agreement or any agreements entered into pursuant thereto that remains uncured for 20 calendar days following written notice of same by the Executive;

          (v)      Notwithstanding the provisions of Section 3(b) of this Agreement, requiring the Executive to be based at any office or location that is greater than 35 miles from the office or location at which the Executive was principally located immediately prior to the Change in Control;

          (vi)      During the Post Change Period, (A) the failure to continue in effect any compensation or incentive plan in which Executive participates immediately prior to the time of the Change in Control unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing Executive with at least the same aggregate economic opportunity on an after-tax basis available to the Executive immediately prior to the Change in Control) has been made with respect to such plan in connection with the Change in Control, or the failure to continue Executive’s participation therein on substan-

tially the same basis both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existed at the time of the Change in Control; or (B) the failure to continue to provide Executive with benefits and coverage at least as favorable in the aggregate as those enjoyed by him under the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which he was participating at the time of the Change in Control; or

          (vii) The failure by the Company to pay within 7 calendar days of the due date any amounts due under any benefit or compensation plan, including any deferred compensation plan.

Notwithstanding any provision in this Agreement to the contrary, the Executive must give written notice of his intention to terminate his employment for Good Reason within sixty (60) days after the act or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such act or omission.